NON-DISCLOSURE AGREEMENT

          The parties to this Agreement are Anonymous Data Corporation (hereinafter ADC) and BATTELLE MEMORIAL INSTITUTE, PACIFIC NORTHWEST DIVISION (hereinafter BATTELLE). Both parties have concluded that the following understanding will establish the conditions under which the Proprietary Information can be disclosed or exchanged.

          For and in consideration of the mutual understandings by ADC and BATTELLE, it is hereby agreed:

1. "Proprietary Information" is confidential and proprietary information relating to: 1) Protection of employee medical records relative to drug testing results, 2) Protection of medical records relative to infectious disease testing, 3) Protection of genetic testing records, and 4) Biometric identification of patients and results in the fields of pharmacy, blood banking, radiology and laboratory specimens; and related projects.

2. All disclosures of "Proprietary Information" will be in writing and marked "PROPRIETARY' or equivalent words by ADC at the time such writings are first furnished to BATTELLE.

3. BATTELLE and its representative(s) shall maintain the identified Proprietary Information in confidence for a period of three (3) years from the effective date of this Agreement. During this period, BATTELLE shall not divulge such information to any third party or use such information for any purpose other than review and evaluation without the prior written consent of ADC. BATTELLE shall treat such information with the same degree of care as it accords to its own proprietary information.

4. It is understood by the parties that this obligation of confidentiality shall not apply to information which:

 1. is published or becomes published or otherwise becomes generally available to the public through no breach of this Agreement by BATTELLE; or

 2. BATTELLE can show was properly in its possession prior to receipt of the disclosure from ADC; or

 3. is independently developed by BATTELLE staff not having access to ADC Proprietary Information as demonstrated by competent documentary evidence; or

 4. becomes available to BATTELLE from an independent source without breach of agreement or violation of law; or

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 5.   is required to be disclosed pursuant to proper governmental or judicial process, provided that notice of such process is promptly provided to ADC in order that ADC may have every reasonable opportunity to intervene in such process to contest such disclosure

5. Proprietary Information disclosed hereunder shall remain the property of ADC. No license under any patent, copyright, trademark or trade secret is granted or implied.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in the State of Washington. The prevailing party in any such proceeding shall be entitled to receive from the other party all reasonable attorneys' fees incurred by such prevailing party and all costs reasonably incurred in connection therewith.

The term of this Agreement shall be one (1) year, or as extended by written modification. Article 3 shall survive termination. The effective date of this Agreement shall be determined by the date affixed hereto by the party last signing this Agreement.



BATTELLE MEMORIAL INSTITUTE             ANONYMOUS DATE CORPORATION
PACIFIC NORTHWEST DIVISION

BY:/s/ Laurie Berube                     BY:/s/James Beecham

PRINTED NAME    Laurie P. Berube          PRINTED NAME   James E. Beecham

TITLE     Contracting Officer             TITLE   President / CEO

DATE______May 8, 1998________________   DATE_______May 4, 1998_____________